Exhibit 99.1

Verisk CEO Lee Shavel to Assume Role as President, as Mark Anquillare Steps Down

JERSEY CITY, NJ – December 1, 2022 – Verisk (Nasdaq: VRSK), a leading global data analytics provider, announced that Mark V. Anquillare is stepping down from Verisk as of January 15, 2023. Anquillare has been serving as president and chief operating officer since May 2022. Chief Executive Officer Lee M. Shavel will assume the role of president, serving concurrent roles as president and CEO.

“Mark has been a terrific partner and a dedicated and accomplished leader at Verisk for more than three decades. We are grateful for his leadership and many contributions that have expanded the ways we support our customers and fostered a culture of customer-centricity, innovation and collaboration,” said Lee Shavel, Verisk CEO. “We have an experienced leadership team that will continue to advance how we enable the strategic priorities of the global insurance industry.”

Anquillare has been instrumental in growing the company’s insurance vertical and aligning the company’s enterprise risk assessment and management with its core operations. He joined Verisk in 1992 and has held a number of leadership positions of increasing responsibility. He served as CFO during the company’s IPO in 2009 and through 2016. In 2016, Anquillare was named COO and led the company’s insurance vertical.

“It has been an immense honor to help Verisk grow from its modest, non-profit roots into a global organization that plays a crucial role in supporting and advancing the important work of the global insurance industry,” Anquillare said. “As I leave Verisk, the company is uniquely positioned to address the opportunities and challenges before the industry by ushering in a new era of innovations.”

Biographies for Lee M. Shavel and Mark V. Anquillare can be found here.

About Verisk

Verisk (Nasdaq: VRSK) provides data-driven analytic insights and solutions for the insurance and energy industries. Through advanced data analytics, software, scientific research and deep industry knowledge, Verisk empowers customers to strengthen operating efficiency, improve underwriting and claims outcomes, combat fraud and make informed decisions about global issues, including climate change and extreme events as well as political and ESG topics. With offices in more than 30 countries, Verisk consistently earns certification by Great Place to Work and fosters an inclusive culture where all team members feel they belong. For more, visit Verisk.com and the Verisk Newsroom.

Investor Relations

Stacey Brodbar

Head of Investor Relations

Verisk

201-469-4327

IR@verisk.com

Media Relations

Alberto Canal

201-469-2618

alberto.canal@verisk.com

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